Exhibit 10.1

HAWKER BEECHCRAFT, INC.

RESTRICTED STOCK UNIT AGREEMENT

THIS AGREEMENT, made as of August 9, 2011 (the “Date of Grant”), between Hawker Beechcraft, Inc., a Delaware corporation (the “Company”), and [            ] (the “Grantee”).

R E C I T A L S:

WHEREAS, the Grantee holds options to purchase shares of the Company as set forth on Exhibit A to this Agreement (“Options”);

WHEREAS, the Board has established a program (the “Exchange Program”) whereby the Grantee was offered the opportunity to exchange the Options for Restricted Stock Units;

WHEREAS, pursuant to the terms of the Exchange Program, the Grantee desires to exchange the Options for Restricted Stock Units (as defined below) as set forth in this Agreement; and

WHEREAS, the Grantee acknowledges that (i) he/she has read and understands the Disclosure Document (as defined below) and has had the opportunity to ask questions of the Company with respect to the Exchange Program and (ii) as of the date hereof, the Options shall be of no further force and effect and the Grantee shall have no further rights with respect to the Options or Shares underlying the Options.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1. Grant.

The Company hereby grants to the Grantee an award (the “Award”) of restricted stock units (the “Restricted Stock Units” or “RSUs”) in exchange for the Options as set forth on Exhibit A. For the avoidance of doubt, each separately identified Option set forth on Exhibit A shall be treated as if it were exchanged for a separate number of RSUs as set forth therein, and this Agreement shall be construed accordingly. Unless the context requires otherwise, references to the “Restricted Stock Units” or “RSUs” hereinafter shall refer to each such separate number of RSUs. The Restricted Stock Units granted pursuant to the Award and the exchange of Options therefor shall be subject to the execution and return of this Agreement by the Grantee to the Company. Subject to the terms of this Agreement, each Restricted Stock Unit represents the right to receive one (1) Share at the time and in the form and manner set forth in Section 7 hereof.

2. Representation and Warranty of Grantee.

The Grantee has reviewed this Agreement and the Offer to Exchange (the “Disclosure Document”) and has had the opportunity to ask questions and receive answers concerning the terms and conditions of this Agreement, the Disclosure Document and the Exchange Program. The Grantee has had full access to such other information concerning this Agreement, the Disclosure Document and the Exchange Program as the Grantee has requested, and has had the opportunity to consult with Grantee’s legal and financial advisors regarding this Agreement, the Disclosure Document and the Exchange Program. The Grantee acknowledges that the Exchange Program provides for the exchange of the Options for Restricted Stock Units and that after the exchange the Options shall be of no further force and effect and the Grantee shall have no further rights thereunder. By reason of the Grantee’s business and financial experience and the business and financial experience of those Persons retained to advise the Grantee with respect to the Exchange Program, the Grantee has such knowledge, sophistication and experience in business and financial matters that the Grantee is capable of evaluating the merits and consequences of the transactions contemplated by the Exchange Program.

3. Accrual of Restricted Stock Units.

Subject to the Grantee’s continued employment with a member of the Company Group through the applicable date of accrual, the Restricted Stock Units shall accrue 20% per year commencing on the first anniversary of the Vesting Commencement Date of the Options exchanged for such Restricted Stock Units as set forth on Exhibit A hereto. Notwithstanding the foregoing, (a) if prior to any voluntary or involuntary termination of the Grantee’s employment with any member of the Company Group (a “Termination”), there occurs (i) a Change in Control or (ii) the sale of all or substantially all of the assets or equity interests of the subsidiary, business unit or division in which the Grantee is employed, and as a result thereof, the Grantee is no longer employed by any member of the Company Group (a “Qualifying Sale”), the Grantee shall become fully accrued with respect to the Restricted Stock Units and (b) in the event of an involuntary Termination due to the Grantee’s death or Disability, the Grantee shall become accrued in an additional 20% of the Restricted Stock Units. Restricted Stock Units that have accrued pursuant to this Section 3 are referred to herein as “Accrued RSUs.”

4. Termination of Employment.

4.1. In the event of an involuntary Termination by the Grantee’s employer without Cause or due to the Grantee’s death or Disability, the Grantee shall be entitled to an issuance of Shares with respect to Restricted Stock Units that are Accrued RSUs as of the date of such Termination in accordance with Section 7. Restricted Stock Units that are not Accrued RSUs as of such date shall be forfeited for no consideration.

4.2. Upon a Termination other than as set forth in Section 4.1 of this Agreement, the Grantee shall forfeit all outstanding Restricted Stock Units, whether or not such Restricted Stock Units are Accrued RSUs.

5. Non-Transferability.

The Award may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

6. No Right to Continued Employment.

The granting of the Award evidenced hereby and this Agreement shall impose no obligation on the Company or any other member of the Company Group to continue the employment of the Grantee and shall not lessen or affect the Company’s or such other member’s right to terminate the employment of such Grantee.

7. Settlement of Restricted Stock Units.

7.1. Within ten (10) days following the earliest of (i) the date of the consummation of a Change in Control, (ii) the Grantee’s Termination pursuant to Section 4.1 of this Agreement, (iii) the date of the consummation of a Qualifying Sale or (iv) the date of the expiration of the underwriter’s lockup agreed to by the Company in an IPO, the Company shall issue to Grantee (or, if applicable, the Grantee’s estate) one (1) Share with respect to each Restricted Stock Unit that is an Accrued RSU as of the date of such event (including, for the avoidance of doubt, Restricted Stock Units that become Accrued RSUs due to the occurrence of such event). In the case of an issuance pursuant to clause (i) of this Section 7.1, the Company may provide for such issuance prior to, but subject to the consummation of, the Change in Control.

7.2. Following the occurrence of an IPO, but subject to Section 3 and Section 4 of this Agreement, the Grantee’s outstanding Restricted Stock Units shall continue to accrue in accordance with the schedule set forth in Section 3. Within ten (10) days following such Restricted Stock Units becoming Accrued RSUs pursuant to Section 3, the Company shall issue to Grantee one (1) Share with respect to each such Accrued RSU. For the avoidance of doubt, the Grantee shall not be entitled to an issuance of a Share with respect to an Accrued RSU with respect to which an issuance has already been made pursuant to Section 7.1 or this Section 7.2 of this Agreement.

7.3. The issuance of Shares pursuant to this Agreement shall be subject to and conditioned upon the Grantee’s execution of the Shareholders Agreement. Notwithstanding anything to the contrary contained herein, no Shares shall be issued to any person other than the Grantee unless such other person presents documentation to the Company, which demonstrates to the reasonable satisfaction of the Company such person’s right to the transfer.

8. Unauthorized Disclosure; Non-Solicitation; Interference with Business Relationships; Proprietary Rights.

8.1. Unauthorized Disclosure. The Grantee agrees and understands that in the Grantee’s position with the Company Group, the Grantee has been and will be exposed to and has and will receive information relating to the confidential affairs of the Company Group, including, without limitation, technical information, intellectual property, business and marketing plans, strategies, customer information, software, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Company and its Affiliates and other forms of information considered by the Company and its Affiliates to be confidential or in the nature of trade secrets (including, without limitation, ideas, research and development, know-how, formulas, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) (collectively, the “Confidential Information”). Confidential Information shall not include information that is generally known to the public or within the relevant trade or industry other than due to the Grantee’s violation of this Section 8.1 or disclosure by a third party who is known by the Grantee to owe the Company an obligation of confidentiality with respect to such information. The Grantee agrees that at all times during the Grantee’s employment with the Company Group and thereafter, the Grantee shall not disclose such Confidential Information, either directly or indirectly, to any Person without the prior written consent of the Company and shall not use or attempt to use any such information in any manner other than in connection with his employment with the Company Group, unless required by law to disclose such information, in which case the Grantee shall provide the Company with written notice of such requirement as far in advance of such anticipated disclosure as possible. This confidentiality covenant has no temporal, geographical or territorial restriction. Upon termination of the Grantee’s employment with any member of the Company Group, the Grantee shall promptly supply to such member all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data and any other tangible product or document which has been produced by, received by or otherwise submitted to the Grantee during or prior to the Grantee’s employment with the Company Group, and any copies thereof in his (or capable of being reduced to his) possession.

8.2. Non-Solicitation of Employees. During the 12-month period following the Grantee’s Termination for any reason, the Grantee shall not directly or indirectly contact, induce or solicit (or assist any Person to contact, induce or solicit) for employment any person who is, or within twelve (12) months prior to the date of such solicitation was, an employee of any member of the Company Group or any of their Affiliates.

8.3. Interference with Business Relationships. During the 24-month period following the Grantee’s Termination for any reason, the Grantee shall not directly or indirectly contact, induce or solicit (or assist any Person to contact, induce or solicit) any customer or client of the Company Group to terminate its relationship or otherwise cease doing business in whole or in part with the Company Group, or directly or indirectly interfere with (or assist any Person to interfere with) any material relationship between any member of the Company Group and any of its customers or clients so as to cause harm to the Company Group.

8.4. Proprietary Rights. The Grantee shall disclose promptly to the Company any and all inventions, discoveries, and improvements (whether or not patentable or registrable under copyright or similar statutes), and all patentable or copyrightable works, initiated, conceived, discovered, reduced to practice, or made by him, either alone or in conjunction with others, during the Grantee’s employment with the Company Group and related to the business or activities of the Company and its Affiliates (the “Developments”). Except to the extent any rights in any Developments constitute a work made for hire under the U.S. Copyright Act, 17 U.S.C. § 101 et seq. that are owned ab initio by the Company and/or its applicable Affiliate, the Grantee assigns all of his right, title and interest in all Developments (including all intellectual property rights therein) to the Company or its nominee without further compensation, including all rights or benefits therefor, including without limitation the right to sue and recover for past and future infringement. The Grantee acknowledges that any rights in any Developments constituting a work made for hire under the U.S. Copyright Act, 17 U.S.C § 101 et seq. are owned upon creation by the Company and/or its applicable Affiliate as the Grantee’s employer. Whenever requested to do so by the Company, the Grantee shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain trademarks, patents or copyrights of the United States or any foreign country or otherwise protect the interests of the Company and its Affiliates therein. These obligations shall continue beyond the end of the Grantee’s employment with the Company Group with respect to inventions, discoveries, improvements or copyrightable works initiated, conceived or made by the Grantee while employed by the Company Group, and shall be binding upon the Grantee’s employers, assigns, executors, administrators and other legal representatives. In connection with his or her execution of this Agreement, the Grantee has informed the Company in writing of any interest in any inventions or intellectual property rights that he or she holds as of the date hereof. If the Company is unable for any reason, after reasonable effort, to obtain the Grantee’s signature on any document needed in connection with the actions described in this Section 8.4, the Grantee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Grantee’s agent and attorney in fact to act for and on the Grantee’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section 8.4 with the same legal force and effect as if executed by the Grantee.

9. Adjustment Upon Certain Events.

In the event of any Share dividend, Share split or, reverse split, reorganization, reclassification, recapitalization, merger, consolidation, spin-off, split-up, combination or exchange of Shares or other similar corporate transaction, or any extraordinary dividend or distribution to shareholders of Shares, the Board, without liability to any Person, shall take such actions as it in its sole discretion deems appropriate to preserve the intended benefits of the Restricted Stock Units to the Grantee, by adjusting the terms of the Restricted Stock Units or such other means as the Board shall determine and, in any event, in compliance, to the extent applicable, with Section 409A of the Code.

10. Legend on Certificates.

The certificates representing the Shares issued pursuant to this Award shall be subject to such stop transfer orders and other restrictions as the Company may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission and any stock exchange upon which such Shares are listed, and any applicable federal or state laws, and the Company may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

11. Securities Laws.

Prior to the issuance of any Shares pursuant to this Award, the Grantee will make or enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with applicable securities laws or with this Agreement.

12. Withholding of Taxes.

Whenever Shares, cash or other consideration is to be issued pursuant to this Award, the Company shall have the right to require the Grantee to remit to the Company cash sufficient to satisfy all federal, state and local withholding tax requirements prior to issuance of the Shares and the delivery of any certificate or certificates for such Shares or the payment of cash or other consideration. If approved in the discretion of the Chairman of the Compensation Committee of the Board or his designee, the Grantee may satisfy such tax withholding obligation by surrendering to the Company on the date of issuance Shares having a Fair Market Value on that date equal to the withholding taxes.

13. Modification of Agreement.

This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto.

14. Severability.

Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

15. Governing Law.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without giving effect to the conflicts of laws principles thereof.

16. Notices.

Any notice necessary under this Agreement shall be addressed to the Company in care of its Secretary at the principal executive office of the Company and to the Grantee at the address appearing in the personnel records of the Company for the Grantee or to either party hereto at such other address as either party may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

17. Successors in Interest.

This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Grantee’s legal representatives, heirs, executors, administrators and successors. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be binding upon the Grantee’s heirs, executors, administrators and successors.

18. Definitions.

The following capitalized terms used in this Agreement have the respective meanings set forth in this Section:

18.1. Affiliate: With respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.

18.2. Board: The Board of Directors of the Company.

18.3. Cause: With respect to a Grantee’s Termination, (a) if the Grantee is at the time of Termination a party to an employment or retention agreement that defines such term, the meaning given therein, and (b) in all other cases, (i) conviction of the Grantee of a felony or a crime involving moral turpitude (excluding in each case vehicular offenses), or other act or willful omission involving dishonesty or fraud with respect to any member of the Company Group, in each case, which causes material harm to the standing and reputation of any member of the Company Group and after written notice to the Grantee, (ii) other than by reason of death or Disability, the Grantee’s continued failure to perform his duties to the Company Group and/or deliberate failure or deliberate refusal by the Grantee to comply with a reasonable written directive of the Board, or the Chief Executive Officer or other executive officer of Hawker Beechcraft Corporation which is consistent with the method and manner of conducting the business of the Company Group as it is now being conducted, or failure or refusal to comply with the Company Group policies, which, after written notice thereof, if susceptible to remedy or cure is not cured or remedied and continues for fifteen (15) business days after receipt of such notice or (iii) the Grantee’s violation of any of the covenants set forth in Section 8 of this Agreement.

18.4. Change in Control: A Change in Control shall occur on the earliest of (i) the date that any one Person or more than one Person acting as a group acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total Fair Market Value or total voting power of the stock of the Company; (ii) following an IPO, the date that any one Person, or more than one Person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or group) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company or (iii) the date that any Person, or more than one Person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or group) all or substantially all of the assets of the Company, in each case, other than an acquisition by any Person who is a member of the Existing Owner Group. Notwithstanding the foregoing, a transaction shall not constitute a Change in Control unless such transaction constitutes a “change in ownership or effective control” of the Company or a “change in ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder.

18.5. Company Group: Collectively, the Company, its subsidiaries and its or their respective successors and assigns.

18.6. Disability: (a) If the Grantee is at the time of Termination a party to an employment or retention agreement that defines such term, the meaning given therein, and (b) in all other cases, the Grantee is unable to perform by reason of physical or mental incapacity his or her duties or obligations to the Company Group for a period of one hundred twenty (120) consecutive calendar days or a total period of two hundred ten (210) calendar days in any three hundred sixty (360) calendar day period.

18.7. Existing Owner Group: Onex Corporation, GS Capital Partners VI, L.P., GS Capital Partners VI Parallel, L.P., GS Capital Partners VI Offshore, L.P. and GS Capital Partners VI GmgH & Co. KG, and any Affiliate of any of the foregoing, which invests in equity of the Company Group.

18.8. Fair Market Value: On a given date, (i) if there should be a public market for the Shares on such date, the arithmetic mean of the high and low prices of the Shares as reported on such date on the composite tape of the principal national securities exchange on which such Shares are listed or admitted to trading, or, if the Shares are not listed or admitted on any national securities exchange, the arithmetic mean of the per-Share closing bid price and per-Share closing asked price on such date as quoted on the National Association of Securities Dealers Automated Quotation System (or such market in which such prices are regularly quoted) (“Nasdaq”), or, if no sale of Shares shall have been reported on the composite tape of any national securities exchange or quoted on the Nasdaq on such date, the arithmetic mean of the per-Share closing bid price and per-Share closing asked price on the immediately preceding date on which sales of the Shares have been so reported or quoted, and (ii) if there is not a public market for the Shares on such date, the value established by the Board in good faith.

18.9. IPO: The later of (i) the completion of a Public Offering of the Shares at the conclusion of which the aggregate value of Shares that have been sold to the public pursuant to such Public Offering, when aggregated with any previous Public Offerings is equal to or exceeds $50 million and pursuant to which the Company becomes listed on a national securities exchange or on the Nasdaq Stock Market or Nasdaq National Market or (ii) in connection with an offering described in clause (i), the day following the last day of the period following such offering during which transfers of the Shares are prohibited pursuant to a request by the lead underwriter in such offering.

18.10. Person: An individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

18.11. Public Offering: The sale of Shares to the public pursuant to an effective registration statement (other than a registration statement on Form S-4 or S-8 or any similar or successor form) filed under the Securities Act in connection with an underwritten offering.

18.12. Shareholders Agreement: The Shareholders Agreement dated as of May 3, 2007 (as amended and restated from time to time) by and among the Company and such other Persons who are or become parties thereto.

18.13. Shares: Shares of common stock, par value $.01 per share, of the Company and any other securities into which such shares of common stock are changed or for which such shares of common stock are exchanged.

19. Signature in Counterparts.

This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

HAWKER BEECHCRAFT, INC.

By:

Name:

Title:

GRANTEE

EXHIBIT A

Date of Grant of Option	Number and Type of Option Shares being Exchanged	Exercise Price for Options being Exchanged	Vesting Commencement Date of Exchanged Options	Number of RSUs Received for Exchanged Options